MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR
THIRD QUARTER 2022

Third Quarter Diluted Earnings Per Share Of $0.53, Including $0.03 of Foreign Currency Exchange Loss
19.5% Increase in Year-To-Date Diluted Earnings Per Share

CALABASAS, Calif., November 4, 2022 -- (BUSINESS WIRE) -- Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, reported today its third quarter results.
Third Quarter 2022 Highlights Compared to Third Quarter 2021
•Net income was $21.4 million, or $0.53 per common share, diluted, including $0.03 of foreign currency exchange loss
•Total revenues of $323.8 million, compared to $332.4 million
•Adjusted EBITDA of $36.6 million, compared to $51.0 million
•Brokerage commissions of $292.9 million, compared to $299.8 million
◦Private Client brokerage revenue of $165.5 million, compared to $183.0 million
◦Middle Market and Larger Transaction Market brokerage revenue of $120.1 million, increasing by 9.9%
•Financing fees of $28.1 million, compared to 29.4 million
Nine Months 2022 Highlights Compared to Nine Months 2021
•Total revenues increased by 29.7% to $1.0 billion
•Net income increased to $96.3 million, or $2.39 per common share, diluted, compared to $80.5 million, or $2.00 per common share, diluted
•Adjusted EBITDA increased by 21.3% to $151.4 million compared to $124.8 million
•Brokerage commissions grew to $934.5 million, or 30.6%, from $715.5 million
◦Private Client brokerage revenue increased by 20.1% to $536.4 million
◦Middle Market and Larger Transaction Market brokerage revenue rose 52.7% to 378.3 million
•Financing fees increased by 21.1% to $91.4 million
“MMI continued to generate healthy earnings and cash flow in the third quarter, further strengthening the company’s financial position. However, revenue and earnings growth were impacted by the most aggressive monetary policy tightening since 1980, resulting in fewer transactions,” said Hessam Nadji, President and Chief Executive Officer. “Despite the rapid shift in the macro environment, MMI closed 3,034 total transactions in the quarter and outperformed the overall marketplace. Based on data from Real Capital Analytics, we estimate a 24% year over year decline in sales transactions in the broader market compared to an 8.6% brokerage transaction drop off from our record third quarter in 2021. We see the market disruption as another catalyst showcasing our client value proposition and unique ability to help investors solve problems and leverage opportunities that arise in every market cycle,” he added.

“The short-term outlook remains challenging given additional rate increases, including the Federal Reserve’s sixth move announced this week, and heightened recession risk,” Nadji continued. “At the same time, healthy real estate fundamentals, expectations of a moderate recession in light of a strong labor market, and consumer strength bode well for commercial real estate beyond a period of recalibration and repricing. We believe the lag effect of interest rate increases will materialize over the next several months, reducing the pressure on the Federal Reserve, which already hinted at more moderate increases ahead. We are proud of how our team navigated the fast-changing macroeconomic environment to produce strong results. We have always managed the company with a long-term view and will continue to do so by making the right investments in our platform, pursuing strategic acquisitions, and growing the MMI brand,” he concluded.

Third Quarter 2022 Results Compared to Third Quarter 2021
Total revenues for the third quarter of 2022 were $323.8 million, compared to $332.4 million for the same period during the prior year, a decrease of 2.6%. In real estate brokerage, the average transaction size and the average commission per transaction increased by 18.7% and 6.8%, respectively. However, the number of transactions decreased by 8.6%, reducing the real estate brokerage commissions by 2.3% to $292.9 million from the same period in the prior year. The combined Middle Market and Larger Transaction Market revenue grew by 9.9%, while the Private Client Market decreased by 9.6%. Financing activity followed a similar trend to real estate brokerage, with an increase in the average transaction size and the average fee per transaction of 15.4% and 5.7%, respectively, while the number of transactions decreased by 13.7%, resulting in a decrease in financing fees of 4.4% to $28.1 million from the same period in the prior year.

Total operating expenses for the third quarter of 2022 were $293.3 million, an increase of 2.3% compared to $286.7 million for the same period in the prior year. The change was primarily driven by a 12.9% increase in selling, general and administrative expense, partially offset by a 0.8% decrease in cost of services. Cost of services as a percent of total revenues increased by 120 basis points to 67.1% compared to the same period during the prior year, primarily due to senior investment sales and financing professionals earning additional commissions as certain annual revenue thresholds were achieved earlier than in prior years.

Selling, general and administrative expenses for the third quarter of 2022 increased by $8.3 million to $73.0 million, compared to the same period in the prior year. The change was primarily due to increases in (i) compensation related costs; (ii) business development, marketing and other support related to the long-term retention of our sales and financing professionals; and (iii) a return to in-person agent and client business events, conferences, and meetings.

Net income for the third quarter of 2022 was $21.4 million, or $0.53 per common share, diluted, compared to $33.9 million, or $0.84 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the third quarter of 2022 was $36.6 million, compared to $51.0 million for the same period in the prior year, primarily as a result of the decrease in operating income.
Nine Months 2022 Results Compared to Nine Months 2021
Total revenues for the nine months ended September 30, 2022 were $1.0 billion, compared to $801.3 million for the same period in the prior year, an increase of $238.0 million, or 29.7%. Total operating expenses for the nine months ended September 30, 2022 increased by 30.8% to $907.7 million compared to $693.8 million for the same period in the prior year. Cost of services as a percent of total revenues increased to 64.5%, up 120 basis points compared to the first nine months of 2021. The Company’s net income for the nine months ended September 30, 2022 was $96.3 million, or $2.39 per common share, diluted, compared with net income of $80.5 million, or $2.00 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2022 increased to $151.4 million, from $124.8 million for the same period in the prior year. As of September 30, 2022, the Company had 1,880 investment sales and financing professionals, a net loss of 102 compared to the prior year.
Capital Allocation Strategies
On August 2, 2022, the Board of Directors declared a semi-annual regular dividend of $0.25 per share, payable on October 6, 2022, to stockholders of record at the close of business on September 15, 2022.

During the nine months ended September 30, 2022, the Company paid $50.2 million in dividends to outstanding shareholders. As of September 30, 2022, the dividend payable was $12.4 million, of which $10.0 million was paid on October 6, 2022 and $2.4 million remains to be paid upon vesting of stock awards.

During the three and nine months ended September 30, 2022, the Company repurchased 226,795 shares of common stock at an average price of $33.41 per share for a total price of $7.6 million.
Business Outlook
The Company believes it is well positioned to achieve long-term growth. However, short-term macroeconomic forces have become increasingly challenging, particularly ongoing inflationary pressures, recent interest rate increases and the potential for further interest rate increases in 2022 and 2023. All of these forces have the potential to adversely influence economic growth and investor sentiment.

The Company benefits from its experienced management team, recent infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for 80% of all commercial property sales transactions and over 59% of the commission pool. The top 10 brokerage firms, led by MMI, have an estimated 21% share of this segment by transaction count.

Key factors that may influence the Company’s business during the rest of 2022 include:
•Volatility in sales and financing activity and investor sentiment driven by:
◦Slowdown in sales and financing activity of asset types impacted by elevated inflation, interest rate increases, tightened lender underwriting, an increasing bid-ask spread between buyers and sellers, and economic trends including a potential recession
◦Possible impact to investor sentiment related to the outcome of the midterm elections and any potential policy or tax law changes that may contribute to future fluctuations in sales and financing activity
•Potential higher cost of services resulting from more experienced investment sales and financing professionals closing a larger share of revenue and surpassing revenue thresholds earlier in the year
•Volatility in each of the Company’s market segments
•Reduced institutional activity in the Larger Transaction Market segment due to changes in the macro economy and capital market conditions
•Increase in costs related to inflation and the return of in-person events, client meetings, and conferences
•The impact of a rapid increase in interest rates that could affect acquisition, financing and refinance activity
•Global geopolitical uncertainty, which may disrupt financial markets or cause investors to refrain from transacting
•Global economic and financial market uncertainty driven by energy shortages, currency valuations and the durability of financial institutions
Webcast and Call Information
Marcus & Millichap will host a live webcast today to discuss the financial results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap's website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages the use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.
Replay Information
For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, November 4, 2022 through 11:59 p.m. Eastern Time on Friday, November 18, 2022 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13733100.
About Marcus & Millichap, Inc.
Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of September 30, 2022, the Company had 1,880 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 9,574 transactions during the nine months ended September 30, 2022, with a sales volume of $69.9 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements, including the Company’s business outlook for 2022, the anticipation of interest rate increases, the execution of our capital return program, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:
•general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;
•changes in our business operations;
•market trends in the commercial real estate market or the general economy, including the impact of rising inflation;
•our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;
•the effects of increased competition on our business;
•our ability to successfully enter new markets or increase our market share;
•our ability to successfully expand our services and businesses and to manage any such expansions;
•our ability to retain existing clients and develop new clients;
•our ability to keep pace with changes in technology;
•any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;
•changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;
•our ability to successfully identify, negotiate, execute and integrate accretive acquisitions;
•potential continuing impact of the COVID-19 pandemic; and
•other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-Q for the quarter ended September 30, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-Q.

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Real estate brokerage commissions	$292,889	$299,759	$934,483	$715,458
Financing fees	28,099	29,391	91,363	75,448
Other revenues	2,852	3,233	13,415	10,400
Total revenues	323,840	332,383	1,039,261	801,306
Operating expenses:
Cost of services	217,360	219,194	670,170	506,882
Selling, general and administrative	73,004	64,673	227,380	178,147
Depreciation and amortization	2,924	2,850	10,167	8,806
Total operating expenses	293,288	286,717	907,717	693,835
Operating income	30,552	45,666	131,544	107,471
Other income, net	978	323	967	2,737
Interest expense	(229)	(144)	(547)	(436)
Income before provision for income taxes	31,301	45,845	131,964	109,772
Provision for income taxes	9,939	11,921	35,651	29,304
Net income	$21,362	$33,924	$96,313	$80,468

Earnings per share:
Basic	$0.53	$0.85	$2.40	$2.02
Diluted	$0.53	$0.84	$2.39	$2.00
Weighted average common shares outstanding:
Basic	40,086	39,940	40,038	39,859
Diluted	40,302	40,241	40,358	40,148

MARCUS & MILLICHAP, INC.
KEY OPERATING METRICS SUMMARY
(Unaudited)

Total sales volume was approximately $22.6 billion for the three months ended September 30, 2022, encompassing 3,034 transactions consisting of $17.9 billion for real estate brokerage (2,246 transactions), $3.3 billion for financing (518 transactions) and $1.4 billion in other transactions, including consulting and advisory services (270 transactions). Total sales volume was $69.9 billion for the nine months ended September 30, 2022, encompassing 9,574 transactions consisting of $55.0 billion for real estate brokerage (7,068 transactions), $10.4 billion for financing (1,735 transactions) and $4.5 billion in other transactions, including consulting and advisory services (771 transactions). As of September 30, 2022, the Company had 1,794 investment sales professionals and 86 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
Real Estate Brokerage	2022	2021	2022	2021
Average Number of Investment Sales Professionals	1,792	1,909	1,823	1,934
Average Number of Transactions per Investment Sales Professional	1.25	1.29	3.88	3.30
Average Commission per Transaction	$130,405	$122,052	$132,213	$112,246
Average Commission Rate	1.63%	1.82%	1.70%	1.84%
Average Transaction Size (in thousands)	$7,981	$6,721	$7,781	$6,108
Total Number of Transactions	2,246	2,456	7,068	6,374
Total Sales Volume (in millions)	$17,926	$16,507	$54,999	$38,931

	Three Months Ended September 30,		Nine Months Ended September 30,
Financing (1)	2022	2021	2022	2021
Average Number of Financing Professionals	87	86	86	86
Average Number of Transactions per Financing Professional	5.95	6.98	20.17	20.67
Average Fee per Transaction	$44,751	$42,319	$44,363	$36,126
Average Fee Rate	0.70%	0.77%	0.74%	0.82%
Average Transaction Size (in thousands)	$6,350	$5,503	$6,021	$4,390
Total Number of Transactions	518	600	1,735	1,778
Total Financing Volume (in millions)	$3,289	$3,302	$10,447	$7,806
(1)Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended September 30,
	2022			2021			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	243	$154	$7,252	267	$183	$7,419	(24)	$(29)	$(167)
Private Client Market ($1 – <$10 million)	1,658	5,885	165,534	1,894	6,296	183,033	(236)	(411)	(17,499)
Middle Market ($10 – <$20 million)	188	2,527	46,901	136	1,940	35,353	52	587	11,548
Larger Transaction Market (≥$20 million)	157	9,360	73,202	159	8,088	73,954	(2)	1,272	(752)
	2,246	$17,926	$292,889	2,456	$16,507	$299,759	(210)	$1,419	$(6,870)

	Nine Months Ended September 30,
	2022			2021			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	728	$450	$19,711	791	$532	$21,175	(63)	$(82)	$(1,464)
Private Client Market ($1 – <$10 million)	5,285	18,929	536,433	4,861	15,639	446,592	424	3,290	89,841
Middle Market ($10 – <$20 million)	581	7,849	150,117	370	5,141	97,699	211	2,708	52,418
Larger Transaction Market (≥$20 million)	474	27,771	228,222	352	17,619	149,992	122	10,152	78,230
	7,068	$54,999	$934,483	6,374	$38,931	$715,458	694	$16,068	$219,025

MARCUS & MILLICHAP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for shares and par value)

	September 30, 2022 (unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$270,864	$382,140
Commissions receivable	11,768	17,230
Prepaid expenses	8,665	13,220
Income tax receivable	3,253	—
Marketable debt securities, available-for-sale (includes amortized cost of $213,042 and $183,915 at September 30, 2022 and December 31, 2021, respectively, and $0 allowance for credit losses)	211,759	183,868
Advances and loans, net	3,484	6,403
Other assets, current	5,964	5,270
Total current assets	515,757	608,131
Property and equipment, net	26,823	23,192
Operating lease right-of-use assets, net	83,972	81,528
Marketable debt securities, available-for-sale (includes amortized cost of $94,727 and $111,858 at September 30, 2022 and December 31, 2021, respectively, and $0 allowance for credit losses)	89,329	112,610
Assets held in rabbi trust	9,222	11,508
Deferred tax assets, net	37,883	33,736
Goodwill and other intangible assets, net	57,092	48,105
Advances and loans, net	164,640	113,242
Other assets, non-current	15,170	13,146
Total assets	$999,888	$1,045,198
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$10,237	$15,487
Deferred compensation and commissions	62,547	114,685
Income tax payable	—	17,853
Operating lease liabilities	18,683	18,973
Accrued bonuses and other employee related expenses	34,572	49,848
Other liabilities, current	20,603	8,784
Total current liabilities	146,642	225,630
Deferred compensation and commissions	55,825	53,536
Operating lease liabilities	62,837	58,334
Other liabilities, non-current	10,623	11,394
Total liabilities	275,927	348,894
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at September 30, 2022 and December 31, 2021, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,797,423 and 39,692,373 at September 30, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	128,174	121,844
Retained earnings	599,710	573,546
Accumulated other comprehensive (loss) income	(3,927)	910
Total stockholders’ equity	723,961	696,304
Total liabilities and stockholders’ equity	$999,888	$1,045,198

MARCUS & MILLICHAP, INC.
OTHER INFORMATION
(Unaudited)

Adjusted EBITDA Reconciliation
Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. Considering the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$21,362	$33,924	$96,313	$80,468
Adjustments:
Interest income and other (1)	(2,365)	(503)	(3,959)	(1,470)
Interest expense	229	144	547	436
Provision for income taxes	9,939	11,921	35,651	29,304
Depreciation and amortization	2,924	2,850	10,167	8,806
Stock-based compensation	4,544	2,703	12,675	7,653
Non-cash MSR activity (2)	—	(54)	—	(407)
Adjusted EBITDA	$36,633	$50,985	$151,394	$124,790
(1)Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)Non-cash MSR activity includes the assumption of new servicing obligations.
Glossary of Terms
•Private Client Market segment: transactions with values from $1 million to up to but less than $10 million
•Middle Market segment: transactions with values from $10 million to up to but less than $20 million
•Larger Transaction Market segment: transactions with values of $20 million and above
•Acquisitions: acquisition of businesses accounted for as a business combination in accordance with generally accepted accounting standards.

Certain Adjusted Metrics
Real Estate Brokerage
During the nine months ended September 30, 2022, we closed a portfolio of large transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding those transactions:

	Three Months Ended September 30, 2022		Nine Months Ended September 30, 2022
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase (decrease)	8.6%	(0.5)%	41.3%	33.1%
Average Commission Rate Reduction	(10.4)%	(7.1)%	(7.6)%	(4.3)%
Average Transaction Size Increase	18.7%	8.9%	27.4%	20.0%

Investor Relations Contact:
Investor Relations
InvestorRelations@marcusmillichap.com